Exhibit 10.2

May 23, 2016

Ares Capital Corporation

245 Park Avenue, 44th Floor

New York, NY 10167

Re:                             Transaction Support; Fee Waiver

This letter is with reference to (a) the Restated Investment Advisory and Management Agreement, dated as of June 6, 2011 (the “Advisory Agreement”), between Ares Capital Corporation, a Maryland corporation (“ARCC”) and Ares Capital Management LLC, a Delaware limited liability company (“ACM”), and (b) the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among ARCC, Orion Acquisition Sub, Inc., a Delaware corporation (“Acquisition Sub”), American Capital, Ltd., Delaware corporation (the “Company”), Ivy Hill Asset Management, L.P., a Delaware limited partnership, Ivy Hill Asset Management GP, LLC, a Delaware limited liability company, in its capacity as general partner of Ivy Hill Asset Management, L.P., American Capital Asset Management, LLC, a Delaware limited liability company, and, solely for purposes of Section 2.2(a)(ii)(B), Section 2.3(a)(iii), Section 4.29, Section 4.30, Section 7.4 and Article VIII, ACM, in its capacity as investment adviser to ARCC under the Advisory Agreement.  Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

1.                                      In reference to the foregoing, ARCC and ACM, as ARCC’s investment adviser, agree that:

(a)                                 Transaction Support.  At or prior to the Adviser Merger Effective Time, ACM shall deposit, or cause to be deposited, with the Exchange Agent cash in an amount necessary to pay the Parent External Adviser Cash Consideration in accordance with the terms and conditions set forth in the Merger Agreement and, following the Adviser Merger Effective Time, the Exchange Agent shall pay the Parent External Adviser Cash Consideration in accordance with such terms and conditions. Nothing in this letter shall be deemed to limit ACM’s obligations under Sections 2.2(a)(ii)(B) or 2.3(a)(iii) of the Merger Agreement.

(b)                                 Fee Waiver.  If, and only if, the Mergers are consummated in accordance with the terms and conditions set forth in the Merger Agreement, ACM will waive, for each of the first ten (10) calendar quarters beginning with the first full calendar quarter following the Company Merger Effective Time, the lesser of (x) $10 million of Part I Fees and (y) the amount of Part I Fees for such quarter, in each case as earned and payable to ACM in such quarter (as calculated under the Advisory Agreement).  For the avoidance of doubt, (1) the total amount of fees waived by ACM pursuant to this Section 1(b) shall not exceed (x) $100 million in the aggregate or (y) $10 million in any calendar quarter and (2) ACM will not be required to contribute any cash amounts to ARCC with respect to any Part I Fees. “Part I Fees” means the Incentive Fees (as defined in the Advisory Agreement) with respect to the Corporation’s Pre-Incentive Fee net investment income (as defined in the Advisory Agreement).

2.                                      Indemnification.  The parties acknowledge that the indemnification and other provisions of Section 8 of the Advisory Agreement apply with respect to ACM’s involvement in the transactions contemplated by the Merger Agreement and the transactions contemplated by this letter; provided that ACM shall not be entitled to indemnification pursuant to Section 8 of the Advisory Agreement for any liability of ARCC or ACM that is finally, judicially determined to have arisen solely out of the breach by ACM of its obligations under this letter or the Merger Agreement; provided further that, if ACM and ARCC are both alleged or judicially determined to have breached the Merger Agreement, ACM shall be entitled to indemnification in connection with any actions, suits, investigations or proceedings relating thereto.

3.                                      Parties in Interest; No Third-Party Beneficiaries.  This letter is for the sole benefit of the parties hereto and is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

4.                                      Amendments of this Agreement. This letter may not be amended or modified except (i) by an instrument in writing signed by all parties hereto and (ii) with the unanimous approval of the independent directors of the Board of Directors of ARCC.

5.                                      Governing Law.  This letter shall be governed by, and construed in accordance with, the laws of the State of New York, including without limitation Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b), and the applicable provisions of the Investment Company Act, if any.  To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, if any, the latter shall control.  The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this letter or the transactions contemplated hereby.

6.                                      Severability.  If any term or other provision of this letter is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

7.                                      Headings.  The descriptive headings contained in this letter are for convenience of reference only and shall not affect in any way the meaning or interpretation of this letter.

8.                                      Counterparts.  This letter may be executed in one or more counterparts, each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement.

9.                                      Entire Agreement.  This letter constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to such subject matter provided that nothing herein shall be deemed to supersede or modify any provisions in the Advisory Agreement.

[Remainder of Page Left Intentionally Blank]

Sincerely,

ARES CAPITAL MANAGEMENT LLC

/s/ Michael Weiner
Name: Michael Weiner
Title: Authorized Signatory

ACKNOWLEDGED AND AGREED TO:

ARES CAPITAL CORPORATION

/s/ R. Kipp deVeer
Name: R. Kipp deVeer
Title: Chief Executive Officer

[Signature Page to Fee Waiver Letter]